McLEODUSA INCORPORATED

                 CERTIFICATE OF DESIGNATIONS OF THE POWERS,
             PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
                 AND OTHER SPECIAL RIGHTS OF 2.5% SERIES A
                      CONVERTIBLE PREFERRED STOCK AND
            QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF


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                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware

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         McLeodUSA Incorporated (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors is authorized to issue Preferred Stock of the Company in one or more series, and the Board of Directors has approved and adopted the following in connection with the Company's Amended Plan of Reorganization, dated February 28, 2002 (as such plan may be amended or modified from time to time, the "Plan of Reorganization"). The Plan of Reorganization was confirmed by order entered on April 5, 2002, by the United States Bankruptcy Court for the District of Delaware:

         RESOLVED that, the Board of Directors does hereby create, authorize and provide for the issuance of 2.5% Series A Convertible Preferred Stock, par value $0.01 per share, consisting of 10,000,000 shares having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Restated Certificate of Incorporation and herein as follows:

         (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the 2.5% Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 10,000,000. The stated value of the Series A Preferred Stock shall be $17.50 per share (the "Stated Value").

         Capitalized terms used herein but not defined shall have the meanings assigned to them in paragraph (j).

         (b) Rank. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank
(i) senior to all classes of Common Stock and to each other class of Capital Stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Stock of the Company, as "Junior Stock"); (ii) on a parity with each class of Capital Stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class of Capital Stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

         (c)      Dividends.
                  ---------

                  (i) Subject to the rights of any holders of Senior Stock or Parity Stock, Holders of the outstanding shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, non-cumulative cash dividends on each share of the Series A Preferred Stock at a rate per annum equal to 2.5% of the Stated Value of such share payable quarterly (each such quarterly period being herein called a "Dividend Period").

                  Such non-cumulative cash dividends shall be payable, if authorized and declared solely at the discretion of the Board of Directors, quarterly in arrears on November 15, February 15, May 15 and August 15 of each year, or, if any such day is not a Business Day (as defined herein), on the preceding Business Day (each such date, a "Dividend Payment Date") commencing on May 15, 2002 to Holders of record as they appear on the stock register of the Company at the close of business on the Record Date (as defined hereinafter) immediately preceding the relevant Dividend Payment Date. "Record Date" means, with respect to a "Dividend Payment Date," the date established by the Board of Directors as the record date therefor, which date shall, in any event, be a date that is not more than 60 calendar days nor less than 15 calendar days before such Dividend Payment Date.

                  (ii) Holders of the Series A Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred Shares authorized and declared by the Board of Directors that may be unpaid. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Shares.

                  (iii) The right of holders of Series A Preferred Shares to receive dividends is non-cumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period and the Company shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any subsequent Dividend Period.

                  (iv) So long as the Liquidation Preference per share is greater than the Stated Value, the Company will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock. Notwithstanding anything in this Certificate of Designations to the contrary, the Company may declare and pay dividends on Parity Stock which are payable solely in additional shares of or by the increase in the liquidation value of Parity Stock or Junior Stock or on Junior Stock which are payable in additional shares of or by the increase in the liquidation value of Junior Stock, as applicable, or repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock and Parity Stock in exchange for Parity Stock or Junior Stock.

                  (v) If the Company does not pay dividends in full on any Dividend Payment Date as described above in paragraph (c)(i), the Liquidation Preference per share will be increased as of the first day of the immediately succeeding Dividend Period by the Accretion Amount per share in respect of the unpaid dividends. If the Company elects to pay a portion of the dividends on a Dividend Payment Date and to accrete the unpaid portion, the Company will pay the current portion equally and ratably to all Holders of Series A Preferred Stock.

                  (vi) The Company may pay all or a portion of the amount by which the Liquidation Preference per share exceeds the Stated Value on any Dividend Payment Date (the amount of such payment, the "Paydown Amount").

         (d)      Liquidation Preference.

                  (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, and subject to the rights of holders of Senior Stock and Parity Stock, each Holder of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount equal to the Liquidation Preference per share for each share of Series A Preferred Stock held by such Holder as of the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and all Parity Stock are not paid in full, the Holders of Series A Preferred Stock and the holders of Parity Stock will share equally and ratably (in proportion to the respective amounts that would be payable on such shares of Series A Preferred Stock and the Parity Stock, respectively, if all amounts payable thereon had been paid in full) in any distribution of assets of the Company to which each is entitled. After payment of the full amount of the Liquidation Preference per share of the outstanding shares of Series A Preferred Stock, the Holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

         (e)      Redemption.

                  (i) Except under the circumstances set forth in Section
         4.5 of the Restated Certificate of Incorporation (in which case the terms, conditions and procedures set forth therein for redemption of any Capital Stock of the Company under such circumstances shall apply to any redemption of shares of Series A Preferred Stock pursuant thereto), the Company shall not have any right to redeem any shares of Series A Preferred Stock prior to the 10th anniversary of the Issue Date. On the 10th anniversary of the Issue Date, or as soon as legally permissible thereafter (the "Redemption Date"), the Company shall be entitled and obligated, to the extent of legally available funds, to redeem all outstanding shares of Series A Preferred Stock by paying to each Holder of Series A Preferred Stock an amount in cash equal to the Liquidation Preference per share for each share of Series A Preferred Stock held by such Holder plus accrued but unpaid dividends thereon as of the day preceding the Redemption Date (the "Redemption Price").

                  (ii)

                           (A) From and after the close of business on the
                  Redemption Date, unless the Company defaults in the payment of the applicable Redemption Price, all rights of Holders of such shares will terminate, including any rights pursuant to paragraph (c)(v), except for the right to receive the Redemption Price.

                           (B) The Company will send a written notice of
                  redemption by first class mail to each Holder of record of shares of Series A Preferred Stock, not fewer than 30 days nor more than 60 days prior to the Redemption Date, at its registered address (the "Redemption Notice"); provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                                    (1)     the Redemption Price;

                                    (2)     the Redemption Date; and

                                    (3) that the Holder is to surrender to
                                    the Company, in the manner, at the
                                    place or places and at the price
                                    designated, his certificate or
                                    certificates representing the shares of
                                    Series A Preferred Stock to be
                                    redeemed.

                           (C) Each Holder of Series A Preferred Stock
                  shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

         (f) Voting Rights. The Holders of Series A Preferred Stock shall have the following voting rights:

                  (i) The Holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock voting together with holders of Common Stock as a single class.

                  (ii) For as long as, and only for as long as, at least 3,333,333 shares of Series A Preferred Stock remain outstanding, the Holders of the then outstanding shares of Series A Preferred Stock, voting separately and as a class, shall have the right and power to elect to serve on the Board of Directors one member to the Board of Directors (the "Series A Designee"). The Series A Designee shall serve in Class III of the Board of Directors. At any meeting of stockholders of the Company for the election of the Series A Designee, unless a nominee is nominated by a Holder in accordance with the Bylaws of the Company, the Series A Designee shall be nominated by the Series A Designee then in office or, if none, by a committee of independent directors of the Company. Any vacancy occurring in the office of the Series A Designee shall be filled by a committee of independent directors of the Company.

                  (iii) Except as otherwise required by law or set forth above, Holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in paragraph (f)(i) or as set forth in paragraph
         (f)(ii)) for the taking of any corporate action, provided, however, that so long as any shares of the Series A Preferred Stock are outstanding, without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Company will not (1) amend this Certificate of Designations or the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Series A Preferred Stock or to increase the aggregate number of authorized shares of Series A Preferred Stock,
         (2) create, authorize or issue any Senior or Parity Stock, (3) amend the Certificate of Incorporation so as to change the aggregate number of shares of Class A Common Stock into which the Class B Common Stock and Class C Common Stock are convertible (other than in connection with an amendment to the Certificate of Incorporation which involves a pro rata increase or decrease, as the case may be, in the Class A Common Stock through a stock split, merger or otherwise), (4) amend or repeal Section 4.3.1(B) or Section 4.3.4 of the Certification of Incorporation, (5) create or issue any Preferred Stock that constitutes Junior Stock that, or amend any existing Preferred Stock that constitutes Junior Stock to include a provision that, (x) could obligate the Company to redeem, offer to repurchase or otherwise repurchase such Preferred Stock prior to the 4th anniversary of the issuance of such Preferred Stock or during the period beginning on the 8th anniversary of the Issue Date and ending on the 10th anniversary of the Issue Date or (y) would cause the aggregate amount of the Company's redemption and repurchase obligations with respect to Preferred Stock that constitutes Junior Stock on or prior to the 10th anniversary of the Issue Date to exceed $250 million, or (6) on or after the 8th anniversary of the Issue Date, redeem, purchase or otherwise acquire any shares of Preferred Stock that constitutes Junior Stock except in exchange for other Junior Stock.

                  (iv) At any meeting at which the Holders of Series A Preferred Stock shall have the right to vote on a matter, as a separate class, the presence in person or by proxy of the holders of at least a majority in voting power of the outstanding shares of Series A Preferred Stock shall be required to constitute a quorum thereof.

                  (v) (A) In any case in which the Holders of Series A Preferred Stock shall be entitled to vote separately as a class pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Series A Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Series A Preferred Stock held.

                           (B) In any case in which the Holders of Series A
Preferred Stock shall be entitled to vote together with holders of Common Stock as a single class pursuant to this paragraph (f), each Holder of Series A Preferred Stock entitled to vote with respect to such matters shall be entitled to a number of votes per share of Series A Preferred Stock equal to the number of shares of Class A Common Stock into which such share of Series A Preferred Stock would be converted into if such shares of Series A Preferred Stock were converted into Class A Common Stock on the record date for determining stockholders entitled to vote on such matters, rounded down to the nearest full vote.

         (g)      Conversion.

                  (i) (A) At any time after the Issue Date, at the option of the Holder thereof, any share of Series A Preferred Stock may be converted into such number of fully paid and nonassessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/10 of a share), as equals the Liquidation Preference per share in effect at the time of conversion divided by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion; provided that such conversion right in respect of the share of Series A Preferred Stock shall expire at the close of business on the Redemption Date, unless the Company defaults in making the payment due upon redemption.

                           (B) If on any date after the 4th anniversary of
                  the Issue Date, the Closing Price of the Class A Common Stock has equaled or exceeded 135% of the then current Conversion Price, determined as hereinafter provided, for at least 20 out of 30 consecutive Trading Days (as defined below), then the Company shall have the right, for up to 10 Trading Days after any such date, to cause all or a portion of (determined on a pro-rata basis) the Series A Preferred Stock to convert into such number of fully paid and nonassessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/10 of a share) as equals the Liquidation Preference per share in effect at the time of conversion divided by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Company may exercise such right by sending written notice of such exercise to the Transfer Agent. The Series A Preferred Stock shall convert on the date specified in such notice, and the Conversion Price shall be the Conversion Price in effect on such date. The Company may exercise the rights provided in this Section (g)(1)(B) from time to time after the 4th anniversary of the Issue Date if the conditions specified in the first sentence of this paragraph are satisfied.

                           (C) The price at which Class A Common Stock
                  shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $3.589744 per share. The Conversion Price shall be adjusted in certain instances as provided in paragraph (g)(iv).

                  (ii) In order to exercise the conversion privilege provided for in paragraph (g)(i)(A), the Holder of any shares of Series A Preferred Stock to be converted shall surrender the certificate for such shares of Series A Preferred Stock, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent or at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company in the form of Exhibit A that the Holder elects to convert such shares of Series A Preferred Stock or, if fewer than all the shares of Series A Preferred Stock represented by a single share certificate are to be converted, the number of shares represented thereby to be converted. Such notice shall also contain the office or the address to which the Company should deliver shares of Class A Common Stock issuable upon conversion (and any other payments or certificates related thereto). Upon any conversion of Series A Preferred Stock pursuant to paragraph (g)(i)(B), the Company will promptly notify the Holders thereof and will deliver shares of Class A Common Stock issuable upon such conversion to the office or address specified by such Holders ( in the case of a partial automatic conversion, upon surrender of the certificates for the Series A Preferred Stock being converted).

                  Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on
         (x) the day of surrender of such shares of Series A Preferred Stock for conversion in accordance with the foregoing provisions or (y) in the case of an automatic conversion, the date specified in the notice to the Transfer Agent, and at such specified time the rights of the Holders of such shares of Series A Preferred Stock as Holders shall cease, and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at such time (subject, in the case of a conversion of less than all of the Series A Preferred Stock pursuant to paragraph (g)(i)(B), to the surrender of the certificates representing such shares of Series A Preferred Stock). As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to such office or agency as the converting Holder shall have designated in its written notice to the Company a certificate or certificates for the number of full shares of Class A Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in paragraph (g)(iii) hereof.

                  In the case of any conversion of fewer than all the shares of Series A Preferred Stock evidenced by a certificate, upon such conversion the Company shall execute and the Transfer Agent shall authenticate and deliver to the Holder thereof (at the address designated by such Holder), at the expense of the Company, a new certificate or certificates representing the number of unconverted shares of Series A Preferred Stock.

                  (iii) No fractional shares of Class A Common Stock shall be issued upon the conversion of a share of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Class A Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Class A Common Stock which would otherwise be issuable upon conversion of any share of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price on the last Trading Day immediately preceding the day of conversion.

                  (iv) The Conversion Price shall be adjusted from time to time by the Company as follows:

                           (A) In case the Company shall at any time after
                  the Issue Date (A) declare a dividend or make a distribution on Class A Common Stock payable in Class A Common Stock, (B) subdivide or split the outstanding Class A Common Stock, (C) combine or reclassify the outstanding Class A Common Stock into a smaller number of shares, or (D) issue any shares of its Capital Stock in a reclassification of Class A Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Conversion Price in effect at the time of the record date for such dividend or distribution or on the effective date of such subdivision, split, combination or reclassification shall be adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the Holder to receive the aggregate number of shares of Class A Common Stock or other securities of the Company which, if the Series A Preferred Stock had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination or reclassification. Such adjustment shall be made successively whenever an event listed above shall occur.

                           (B) In case the Company shall at any time after
                  the Issue Date issue or sell any Class A Common Stock (or rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) less than the Fair Market Value on the date of such issuance (or, in the case of convertible or exchangeable or exercisable securities, less than the Fair Market Value as of the date of issuance of the rights, options, warrants or other securities) then, and in each such case, the Conversion Price shall be determined by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such sale or issuance and (2) the number of shares of Class A Common Stock calculated by dividing the aggregate consideration receivable by the Company for the total number of shares of Class A Common Stock so issued (or into or for which the rights, options, warrants or other securities are convertible, exercisable or exchangeable) by such Fair Market Value, and the denominator of which shall be the sum of (x) the total number of shares of Common Stock Outstanding immediately prior to such sale or issue and
                  (y) the number of additional shares of Class A Common Stock issued (or into or for which the rights, options, warrants or other securities may be converted, exercised or exchanged). In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors. In the event that such rights, options, warrants or the conversion or exchange rights represented by convertible or exchangeable securities expire in whole or in part unexercised, the Conversion Price shall again be adjusted as follows: (A) in the event that all of such rights, options, warrants or the conversion or exchange rights represented by convertible or exchangeable securities expire unexercised, the Conversion Price shall be the Conversion Price that would then be in effect if such rights, options, warrants, or convertible or exchangeable securities had not been sold or issued (taking proper account of all other Conversion Price adjustments) and
                  (B) in the event that less than all of such rights, options, warrants or the conversion or exchange rights represented by convertible or exchangeable securities expire unexercised, the Conversion Price shall be adjusted to reflect the maximum number of shares of Class A Common Stock issuable upon exercise of such rights, options or warrants or upon conversion or exchange of convertible or exchangeable securities that remain outstanding (without taking into effect shares of Class A Common Stock issuable upon exercise of rights, options or warrants or upon exchange or conversion of convertible or exchangeable securities that have lapsed or expired)(taking proper account of all other Conversion Price adjustments). Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made upon the issuance or sale of Class A Common Stock upon the exercise of any rights, options or warrants to subscribe for or purchase, or upon the conversion or exchange of securities convertible into, shares of Class A Common Stock, if any adjustment in the Conversion Price was made or required to be made under this paragraph (g)(iv)(B). This paragraph (g)(iv)(B) shall not apply to any issuance of Class A Common Stock in any manner described in paragraph (g)(iv)(A) or any issuance of rights, options or warrants in the manner described in paragraph (g)(iv)(C).

                           (C) In case the Company at any time after the
                  Issue Date shall fix a record date for the issuance of rights, options or warrants to all holders of Class A Common Stock entitling such holders to subscribe for or purchase shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) at a price per share of Class A Common Stock (or having a conversion, exercise or exchange price per share of Class A Common Stock, in the case of a security convertible into, or exercisable or exchangeable for, shares of Class A Common Stock) less than the Fair Market Value on such record date, the maximum number of shares of Class A Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to paragraph (iv)(B), as though such maximum number of shares of Class A Common Stock had been so issued for the aggregate consideration payable by the holders of such rights, options, warrants or other securities prior to their receipt of such shares of Class A Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (g)(iv)(B). Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire in whole or in part unexercised, the Conversion Price shall again be adjusted as follows:
                  (A) in the event that all of such rights, options or warrants expire unexercised, the Conversion Price shall be the Conversion Price that would then be in effect if such record date had not been fixed and (B) in the event that less than all of such rights, options or warrants expire unexercised, the Conversion Price shall be adjusted pursuant to paragraph (g)(iv)(B) to reflect the maximum number of shares of Class A Common Stock issuable upon exercise of such rights, options or warrants that remain outstanding (without taking into effect shares of Class A Common Stock issuable upon exercise of rights, options or warrants that have lapsed or expired). Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made upon the issuance or sale of Class A Common Stock upon the exercise of any rights, options or warrants to subscribe for or purchase Class A Common Stock, if any adjustment in the Conversion Price was made or required to be made under this paragraph (g)(iv)(C). Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this paragraph (g)(iv)(C) to the extent the Holders of Series A Preferred Stock participate in any such distribution based on the number of shares of Class A Common Stock into which the Series A Preferred Stock is then convertible.

                           (D) In case the Company at any time after the
                  Issue Date shall fix a record date for the making of a distribution to all holders of Class A Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, assets or other property (other than ordinary cash dividends or distributions paid out of the Company's current earnings and other than dividends or distributions of securities to which another paragraph of this paragraph (g)(iv) applies), the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the Fair Market Value of Class A Common Stock immediately prior to such distributions less the fair market value (determined as set forth in paragraph (iv)(B)) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Class A Common Stock and (B) the denominator of which shall be the Fair Market Value of Class A Common Stock immediately prior to such distributions. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed. Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this paragraph (g)(iv)(D) to the extent the Holders of Series A Preferred Stock participate in any such distribution based on the number of shares of Class A Common Stock into which the Series A Preferred Stock is then convertible.

                           (E) No adjustment in the Conversion Price shall
                  be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment to the Conversion Price pursuant to Section shall be required with respect to (i) Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of the Company or any subsidiary pursuant to stock purchase or stock option plans or other compensation arrangements that are approved by the Board of Directors; (ii) Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Issue Date or issued in connection with the Plan of Reorganization;
                  (iii)securities issued as consideration for the acquisition of any person or entity whether by merger or otherwise; (iv) the adoption of a plan commonly referred to as a "Stockholders' Rights Plan" which provides for the issuance of rights to acquire shares of capital stock upon the occurrence of some event that is not within the control of the rights holders, or the issuance of rights under such plan; provided that the issuance of Capital Stock pursuant to such rights shall require adjustment to the Conversion Price upon exercise thereof; or (v) Common Stock issued for cash in a registered underwritten offering bona fide offered and sold to the public. All calculations under this paragraph (g)(iv) shall be made in good faith by the Company and shall be made to the nearest cent or to the nearest 1/10 of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

                           (F) The Company shall be entitled to make such
                  reductions in the Conversion Price, in addition to those required by this paragraph (g)(iv), as the Company in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price. Whenever the Conversion Price is so decreased, the Company shall mail to Holders of record of shares of Series A Preferred Stock a notice of the decrease at least 5 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price.

                           (G) The Company from time to time may decrease
                  the Conversion Price by an amount determined by the Board of Directors and described in a notice as hereinafter provided for any period of time if the period is at least 20 days and if the decrease is irrevocable during such period. Whenever the Conversion Price is so decreased, the Company shall mail to Holders of record of shares of Series A Preferred Stock a notice of the decrease at least 5 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                           (H)      (1) In case of:

                                    (a)     any merger or consolidation of
                                            the Company with or into
                                            another Person (other than a
                                            consolidation or merger in
                                            which the Company is the
                                            resulting or continuing Person
                                            and which does not result in
                                            any reclassification or
                                            exchange of Class A Common
                                            Stock outstanding immediately
                                            prior to the merger or
                                            consolidation for cash,
                                            securities or other property of
                                            another Person); or

                                    (b)     any sale, transfer or other
                                            disposition to another Person
                                            of all or substantially all of
                                            the assets of the Company
                                            (other than the sale, transfer,
                                            assignment or distribution of
                                            shares of Capital Stock or
                                            assets to a subsidiary of the
                                            Company) computed on a
                                            consolidated basis; or

                                    (c)     any statutory exchange of
                                            securities with another Person,
                                            other than in connection with a
                                            merger or acquisition, (any of
                                            the events described in this
                                            paragraph (g)(iv)(H)(1)(a) to
                                            (c) being referred to as a
                                            "Transaction"),

each share of Series A Preferred Stock then outstanding shall, without the consent of any Holder of Series A Preferred Stock (except to the extent they are entitled to vote with holders of Common Stock as set forth in paragraph (f)(i)) become convertible only into the kind and amount of shares of stock or other securities (of the Company or another issuer), cash or other property receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to the effective date of such Transaction, assuming such holder of Class A Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Transaction.

The provisions of this paragraph (g)(iv)(H) similarly shall apply to successive Transactions. The provisions of this paragraph (g)(iv)(H) shall be the sole right of Holders of Series A Preferred Stock in connection with any Transaction and, except as expressly provided by applicable law, such Holders shall have no separate vote thereon.

                           (I) Whenever the Conversion Price is adjusted as
                  provided in this paragraph (g)(iv), the Company shall promptly file with the Transfer Agent an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each Holder of Series A Preferred Stock as such Holder's last address appearing on the register of holders maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

                           (J) In any case in which this paragraph (g)(iv)
                  provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Common Stock issuable upon such conversion before giving effect to such adjustment.

                           (K) For purposes of this paragraph (g)(iv), the
                  number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company shall not pay any dividend or make any distribution on Common Stock held in the treasury of the Company.

                  (v)      In case:

                           (A) the Company shall (1) declare a dividend (or
                  any other distribution) on its Class A Common Stock other than ordinary cash dividends or distributions paid out of Company's current earnings or (2) change the Company's ordinary dividend practice as in effect from time to time; or

                           (B) the Company shall authorize the granting to
                  all holders of its Class A Common Stock of rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights; or

                           (C) of any reclassification of the Class A
                  Common Stock of the Company (other than a subdivision or combination of its outstanding Class A Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all the assets of the Company; or

                           (D) of the voluntary or involuntary dissolution,
                  liquidation or winding up of the Company;

         then the Company shall cause to be filed with the Transfer Agent and at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to all Holders at their last addresses as they shall appear in the Series A Preferred Stock Register, at least 20 days (or 10 days in any case specified in clause (A) or (B) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give the notice required by this paragraph (g)(v) or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

                  (vi) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock (or out of its authorized shares of Class A Common Stock held in the treasury of the Company), for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Class A Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

                  (vii) The Company will pay any and all document, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of Class A Common Stock on conversion of the Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that of the Holder of the share of Series A Preferred Stock or the shares of Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

         (h) Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall not be reissued as shares of Series A Preferred Stock and shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Series A Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof. Upon any such reacquisitions, the number of shares of Series A Preferred Stock authorized pursuant to this Certificate of Designations shall be reduced by the number of shares so acquired.

         (i) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (j) Certain Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (and
(1) terms defined in the singular have comparable meanings when used in the plural and vice versa, (2) "including" means including without limitation,
(3) "or" is not exclusive and (4) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on the Issue Date and all accounting calculations will be determined in accordance with such principles), unless the content otherwise requires:

                  "Accretion Amount" per share of Series A Preferred Stock for any Dividend Period for which dividends are not paid in full on the applicable Dividend Payment Date, means the product of (i) the accretion rate of 2.5% per year, calculated on a quarterly basis, (ii) the Stated Value and (iii) the fraction of the dividends for that Dividend Period that were not paid on the Dividend Payment Date.

                  "Average Price" means, with respect to any shares of stock or securities, including the Class A Common Stock, on any date of determination, (i) if the relevant stock or security is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, the average for the twenty
         (20) Trading Days preceding and including such date of determination of the last reported sale prices per share on such national securities exchange or (ii) if the relevant stock or security is (x) admitted to unlisted trading privileges on any exchange or (y) quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, the average for the twenty (20) Trading Days preceding and including the date of determination of the average of the last reported bid and asked prices per share or security reported by the National Quotation Bureau or such other system then in use.

                  "Business Day" means each day which is not a Legal
         Holiday.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Issue Date, including all Common Stock and Preferred Stock.

                  "Class A Common Stock" means the Company's Class A common stock, par value $.01 per share.

                  "Class B Common Stock" means the Company's Class B common stock, par value $.01 per share.

                  "Class C Common Stock" means the Company's Class C common stock, par value $.01 per share.

                   "Closing Price" with respect to the Class A Common Stock on any Trading Day means the last sale price on such Trading Day or, if no such sale takes place on such Trading Day, the average of the reported high bid and low ask prices on such Trading Day, in each case on the Nasdaq National Market (or the principal securities market or exchange on which the Class A Common Stock is then listed or admitted for trading).

                  "Common Stock" means the Company's common stock, including but not limited to, the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock.

                  "Common Stock Outstanding" means, as of any date, the sum of the number of shares of Class A Common Stock outstanding plus the aggregate number of shares of Class A Common Stock into which the Class B Common Stock and the Class C Common Stock are convertible as of such date.

                  "Dividend Period" means such period between two consecutive Dividend Payment Dates and the period from the Issue Date to the first Dividend Payment Date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fair Market Value" means, with respect to any shares of stock or other securities, (i) if such stock or securities are listed or admitted to trading on a national securities exchange or admitted to unlisted trading privileges on such exchange or quoted in the Nasdaq System, the Average Price per share or security, as the case may be, at the close of trading on the Trading Day on which the relevant determination is to be made or, if such day is not a Trading Day, the Trading Day immediately preceding such day and (ii) if such stock or security is not so listed or admitted to unlisted trading privileges, the current fair market value of such stock or security as determined in good faith by the Board of Directors of the Company.

                  "Holders" means the registered holders from time to time of the Series A Preferred Stock.

                  "Issue Date" means the date on which the Series A Preferred Stock is initially issued.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

                  "Liquidation Preference" per share of Series A Preferred Stock means, as of any date, the Stated Value per share increased by the sum of the Accretion Amounts per share, if any, for any Dividend Periods ending prior to such date, and decreased by the sum of the Paydown Amounts per share, if any, paid prior to such date.

                  "Officer" means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

                  "Officers' Certificate" means a certificate signed by two Officers.

                  "person" or "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, governmental or any agency or political subdivision thereof or any other entity.

                  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, including all series and classes of such preferred or preference stock.

                  "Qualified Investment" means an acquisition by Forstmann Little & Co. or its affiliates ("FL") or any person acting in concert with FL or one or more of its affiliates (an "Other Person") from the Company after the Issue Date in one or a series of related transactions of greater than either (x) an aggregate of $50,000,000 of Capital Stock of the Company based on the actual purchase price paid for such stock or (y) 10% of the Common Stock outstanding immediately following the Issue Date on a fully diluted basis; provided, however, that any exercise of warrants or conversion of other securities issued to FL in connection with the Plan of Reorganization shall not constitute a "Qualified Investment."

                  "SEC" or "Commission" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933.

                  "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of shares of outstanding Voting Stock is owned, directly or indirectly, by such Person, or one or more other Subsidiaries of such Person.

                  "Trading Day" means a day on which the Nasdaq National Market (or the principal securities market or exchange on which the Class A Common Stock is then listed or admitted for trading) is open for the transaction of business.

                  "Transfer Agent" means the transfer agent for the Series A Preferred Stock appointed by the Company, which initially shall be Norwest Bank Minnesota, N.A.

                  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

         (k) SEC Reports and Reports to Holders. So long as any shares of Series A Preferred Stock remain outstanding, the Company will file with the SEC (whether or not the Company is required to do so) all such reports and other information as the Company would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Upon the written request of a Holder of Series A Preferred Stock, the Company will supply to such Holder, at no cost to such Holder, copies of such reports or other information.

         (l)      Co-investment Rights.

                  (i) If a Qualified Investment occurs within 18 months after the Issue Date, the Company will provide the Holders of Series A Preferred Stock with the right to invest in the Company on a pro rata basis up to an amount in the aggregate equal to (A) the aggregate amount invested by FL and any Other Person multiplied by (B) a fraction equal to (x) the aggregate number of shares of Class A Common Stock into which the Series A Preferred Stock is then convertible over (y) the aggregate number of shares of Class A Common Stock beneficially owned by FL and any Other Person at such time on a fully diluted basis, on substantially the same terms and conditions as such Qualified Investment in accordance with the procedures set forth in paragraph (l)(ii).

                  (ii) For purposes of determining the Holders of Series A Preferred Stock entitled to make such an investment, the Company will set a record date, which date shall not be more than 60 days after the consummation of such Qualified Investment. The Company will deliver written notice to the Holders of Series A Preferred Stock as of such date setting forth the terms and conditions of such investment and the procedures for making such investment, which procedures shall be determined by the Company in its sole discretion.

                  (iii) Notwithstanding anything to the contrary contained herein, this paragraph (l) shall not be applicable if the Company has provided the Holders of Series A Preferred Stock with the right to invest in the Company concurrently with FL and/or other holders of shares of the Company's Capital Stock in any transaction or series of transactions (including a rights or other offering) that may constitute a Qualified Investment.

         (m) Registration Rights. Upon receipt of a written request, the Company agrees to negotiate in good faith to enter into a registration rights agreement within 90 days of such request with (i) any Holder of the Series A Preferred Stock who, as of the Issue Date, is the beneficial owner of more than 10% of the outstanding Voting Stock of the Company or (ii) any Holder having a representative on the Board of Directors of the Company resulting in such Holder being deemed to be an affiliate of the Company and thereby requiring registration rights; provided that the aggregate market value (based on the Fair Market Value on the date the Company receives such request) of the securities of such Holder to be registered must be at least $5,000,000. Such registration rights agreement shall provide for limited, shelf registration rights to facilitate resales of Series A Preferred Stock and/or Class A Common Stock issuable upon conversion thereof by such Holder and include customary terms and conditions for such agreements, including reimbursement of registration expenses and "blackout" periods.


         IN WITNESS WHEREOF, said McLeodUSA Incorporated has caused this Certificate of Designations to be signed this 12th day of April, 2002.

                               McLEODUSA INCORPORATED


                               By:       /s/ Stephen C. Gray
                                         -------------------
                               Name:    Stephen C. Gray
                               Title:   President and Chief Executive Officer


                                                                       EXHIBIT A


NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series A Preferred Stock)


The undersigned hereby irrevocably elects to convert (the "Conversion") __________ shares of 2.5% Series A Convertible Preferred Stock (the "Series A Preferred Stock"), represented by stock certificate No(s). _____ (the "Series A Preferred Stock Certificates"), into shares of Class A common stock ("Class A Common Stock") of McLeodUSA Incorporated (the "Company") according to the conditions of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the "Certificate of Designations"). If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Series A Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.


         Date: ____________________

         Signature: ________________

         Name: ___________________

         Address:** _______________

         Phone No.: _______________

         Fax No.: _________________

*The Company is not required to issue shares of Class A Common Stock until the original Series A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) evidencing the shares to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Class A Common Stock to an overnight courier not later than three business days following receipt of the original Series A Preferred Stock Certificate(s) to be converted.

**Address where shares of Class A Common Stock and any other payments or certificates shall be sent by the Company.